Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated June 18, 2007 on the financial statements of Akron Riverview Corn Processors, LLC (a development stage company), as of February 28, 2007, and the related statements of operations, changes in members’ equity, and cash flows for the period from inception (November 27, 2006) to February 28, 2007 in the Pre-Effective Amendment No. 2 to Form SB-2 Registration Statement of Akron Riverview Corn Processors, LLC, dated on or about July 10, 2007 and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P.

Certified Public Accountants

Minneapolis, Minnesota

July 10, 2007